EXHIBIT 23.02

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 7, 2010

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
Pebble U.S. Market Fund, L.L.C.
Metairie, Louisiana 70002

To Whom It May Concern:

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC) hereby consents to the use in the Form S-1/A Amendment No. 7, Registration Statement under the Securities Act of 1933, filed by Pebble U.S. Market Fund, L.L.C. of our report dated March 25, 2010 relating to the financial statements of Pebble U.S. Market Fund, L.L.C., a Louisiana Limited Liability Company, as of and for the period ending December 31, 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC